United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 21, 2026

Date of Report (date of earliest event reported)

Limoneira Company

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34755	77-0260692
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1141 Cummings Road

Santa Paula, CA 93060

(Address of Principal Executive Offices) (Zip Code)

(805) 525-5541

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	LMNR	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Ryan M. Young as Executive Vice President and Chief Operating Officer

On October 21, 2026, the Board of Directors of the Company (the “Board”) appointed Ryan M. Young (age 51) as Executive Vice President and Chief Operating Officer of the Company, effective November 9, 2026. A copy of the press release announcing the appointment of Mr. Young is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Prior to joining the Company, Mr. Young served as Senior Vice President of Operations of Sun Pacific Shippers LP from 2023 to 2026. Prior to that role, Mr. Young served as Senior Vice President of Plant Operations of Grimmway Enterprises from 2021 to 2023, as Vice President of Carrot Operations of Grimmway Enterprises from 2020 to 2021, as General Manager of the Fresh Division of Grimmway Enterprises from 2014 to 2020, and as Organic Fresh Manager of Grimmway Enterprises from 2008 to 2014. Mr. Young also served as Plant Manager of the West Plant of Wm. Bolthouse Farms Inc. from 2007 to 2008, as Plant Manager of Food Service Shipping/Warehousing Manager of Wm. Bolthouse Farms Inc. from 2000 to 2007, and as Production Supervisor of Wm. Bolthouse Farms Inc. from 1999 to 2000. Mr. Young has served as a member of the Board of Directors for California Citrus Mutual since 2023, and he has served as a member of the Board of Directors for California Kiwifruit Administrative Committee since 2024. Mr. Young also served as a member of the Board of Directors for Golden Empire Gleaners from 2013 to 2019. Mr. Young is a graduate of the University of California, Davis where he earned a Bachelor of Science in Agricultural and Managerial Economics.

Pursuant to an offer letter entered into with the Company, Ryan M. Young will serve as the Company’s Executive Vice President and Chief Operating Officer on an at-will basis and will receive an annual base salary of $560,000. Mr. Young will be eligible to participate in the Company’s annual incentive compensation program with a target bonus opportunity equal to 65% of his annual base salary, based on the achievement of corporate performance goals and individual performance objectives established by the Compensation Committee of the Board. In addition, Mr. Young will receive a one-time equity award with an aggregate grant date value of $650,000, consisting of (i) a time-based equity award with a grant date value of $325,000, which vests in three equal annual installments beginning on the first anniversary of the grant date, and (ii) a performance-based equity award with a grant date value of $325,000, the vesting of which is subject to the achievement of specified performance goals over a two-year performance period. The Company has also agreed to reimburse up to $10,000 of Mr. Young’s relocation expenses and provide a temporary housing stipend of $4,000 per month for the first 12 months of his employment.

In connection with his appointment, Mr. Young entered into a Change in Control Agreement with the Company. Under the Change in Control Agreement, if Mr. Young’s employment is terminated by the Company without Cause or by Mr. Young for Good Reason during the period specified in the Change in Control Agreement in connection with a Change in Control, and subject to his execution and non-revocation of a release of claims, Mr. Young will be entitled to receive a lump-sum cash payment equal to two times his annual base salary (determined as the greater of his annual base salary in effect immediately prior to the Change in Control or immediately prior to termination) and continued payment or reimbursement of COBRA premiums for up to 24 months.

The foregoing descriptions of the Offer Letter and the Change in Control Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Other than as described above, there are no arrangements or understandings between Mr. Young and any other person pursuant to which he was appointed as Executive Vice President and Chief Operating Officer of the Company. There are no family relationships between Mr. Young and any director or executive officer of the Company, and the Company has not entered into any transaction with Mr. Young requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits

Exhibits

99.1	Limoneira Company Press Release dated October 22, 2026
10.1	Offer Letter between Limoneira Company and Ryan M. Young, dated October 13, 2026
10.2	Change in Control Agreement between Limoneira Company and Ryan M. Young, dated October 21, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 22, 2026	LIMONEIRA COMPANY

	By:	/s/ Gregory C. Hamm
Gregory C. Hamm
Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)